Exhibit 10.1

Guarantee Contract entered by and between Ruixing Group and Agriculture Development Bank of China, Dongping Branch, dated February 3, 2012, for a RMB 20 million loan

Main Contents

☐	Contract No.: 37092300-2012- Nian Dong Ping (Bao) Zi No. 0012

☐	As guarantor, Ruixing Group undertakes to assume joint and several liabilities for Shandong Xiangrui Pharmacy Co., Ltd’s indebtedness owed towards Agriculture Development Bank of China, Dongping Branch under an Acceptance Agreement with No.: 20123709230001.

☐	Secured Items: the loan principal, interest, penalty interest, damages, compensation and all the expenses incurred for Agriculture Development Bank of China, Dongping Branch to realize its loaner’s right under the Acceptance Contract;

☐	Term of the loan: 6 months, from February 3, 2012 to August 3, 2012

☐	Guarantee period:

☐	Two years from the expiry date that Shandong Xiangrui Pharmacy Co., Ltd. should fulfill its obligations in accordance with the Acceptance Contract;

☐	If term of the Acceptance Contract is extended, guarantee period shall be two years from the expiry date for Shandong Xiangrui Pharmacy Co., Ltd. to fulfill its obligations according to the extended agreement;

☐	If due to the provisions of relevant PRC law or regulations or any agreement reached under the Acceptance Contract, any loan becomes mature ahead of its term, guarantee period shall be two years starting from the advance mature date.

☐	Liabilities of Breach of Contract: Guarantor shall compensate Warrantee any loss suffered from Shandong Xiangrui Pharmacy Co., Ltd.’s breach of contract.

Headlines of the articles omitted

☐	Commitment of guarantor

☐	Assumption of guarantor’s responsibility

☐	Dispute settlement

☐	Miscellaneous

☐	Effectiveness

☐	Validity